Exhibit d(4)

INTERIM
MANAGEMENT AGREEMENT

          This Interim Management Agreement (this “Agreement”) is made this 1st day of December, 2005, by and between CitiFunds Trust III, a Massachusetts Business Trust (the “Trust”), and Citi Fund Management Inc., a Delaware corporation (the “Manager”).

          WHEREAS, the Trust is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

          WHEREAS, the Manager is engaged primarily in rendering investment advisory and, as applicable, management and administrative services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

          WHEREAS, the Trust entered into a prior agreement (the “Prior Agreement”) whereby the Trust retained the Manager to provide investment advisory services and, as applicable, management and administrative services to the Trust with respect to the series of the Trust designated as Citi Tax Free Reserves (the “Fund”); and

          WHEREAS, the Prior Agreement terminated on December 1, 2005 (the “Assignment Date”) as a result of its deemed assignment in connection with a change in control of the Manager;

          WHEREAS, the Board of Trustees of the Trust (the “Board”) has, subject to shareholder approval, approved a new agreement with the Manager whereby the Manager is to provide investment advisory services, and, as applicable, management and administrative services to the Fund (the “Proposed Agreement”);

          WHEREAS, as of the Assignment Date, the Fund had not received the necessary approval of the Proposed Agreement from its shareholders;

          WHEREAS, pending the outcome of the Proposed Agreement shareholder approval process, the Trust wishes to retain the Manager to provide investment advisory services and, as applicable, management and administrative services to the Fund in accordance with Rule 15a-4 under the 1940 Act;

          WHEREAS, the Manager is willing to furnish such services on the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

          1. Engagement of Manager; Incorporation by Reference of Prior Agreement. The Trust hereby engages the Manager to provide services as provided in the Prior Agreement. All of the terms and conditions of the Prior Agreement are hereby incorporated by reference into this Agreement, as if they were fully set forth herein, with such changes, and only such changes, as necessary to effect Sections 2 through 4 of this Agreement.

          2. Term of this Agreement. This Agreement shall commence on the Assignment Date and shall automatically terminate upon (a) the earlier of (i) 150 days thereafter and (ii) the date and time the Proposed Agreement becomes effective or (b) upon such earlier date as may be permitted by the Prior Agreement, as modified by Section 3 of this Agreement (any such date of termination being referred to as the “Termination Date”); provided, however, that this Agreement may continue for a period in excess of 150 days upon the written agreement of the parties hereto and consistent with Securities and Exchange Commission (the “SEC”) or SEC staff action or interpretation of applicable law.

          3. Termination. This Agreement is terminable with respect to the Fund at any time, without the payment of any penalty, by the Board or by a vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 10 calendar days’ written notice to the Manager.

4. Escrow and Payment of Fees. The compensation earned by the Manager under this Agreement shall be held in escrow in an interest-bearing escrow account with the Fund’s custodian or one or more other banking or financial institutions. If the Proposed Agreement is approved by the requisite vote of the Fund’s shareholders on or before the Termination Date, the amount in the escrow account (including interest earned) will be paid to the Manager. If the Proposed Agreement is not so approved by such date, the Manager will be paid, out of the escrow account, the lesser of:

(i)	any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow) as, and to the full extent, permitted by Rule 15a-4 under the 1940 Act; or

(ii)	the total amount in the escrow account (plus interest earned);

and the remainder of the funds held in the escrow account, if any, shall be remitted to the Fund.

[signature page to follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

CITIFUNDS TRUST III

By: /s/ R. Jay Gerken

Name: R. Jay Gerken
Title: Chairman

CITI FUND MANAGEMENT INC.

By: /s/ Robert Shepler

Name: Robert Shepler
Title: Director